SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

THE STANDARD REGISTER COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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   (2) Form, Schedule or Registration Statement No.:

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   (4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF THE STANDARD REGISTER COMPANY
PROXY STATEMENT
PROPOSALS
PROPOSAL 1: Election of Directors
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
PROPOSAL 2: To Adopt The Standard Register Company 2002 Equity Incentive Plan
NEW PLAN BENEFITS
PROPOSAL 3: To Amend the Management Incentive Compensation Plan
PROPOSAL 4: Selection of Auditors
OTHER MATTERS
Exhibit A
Exhibit B

P.O. Box 1167  •  Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

      The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 17, 2002, at 11:00 a.m. eastern daylight savings time, for the following purposes:

      (1) To elect eight directors;

(2)	To adopt The Standard Register 2002 Equity Incentive Plan;

(3)	To amend The Management Incentive Compensation Plan;

(4)	To appoint Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2002;

(5)	To transact such other business as may properly come before the annual meeting.

      The board of directors has fixed the close of business on February 22, 2002, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

      A copy of Standard Register’s annual report for its fiscal year ended December 30, 2001 is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Vice President-Secretary
& Deputy General Counsel

Dayton, Ohio

March 19, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:

600 Albany Street
Dayton, Ohio 45408
(937) 221-1000

Mailing Date: March 19, 2002

We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 22, 2002, which is the record date for the annual meeting. We had outstanding, on the record date, 23,088,059 shares of common stock (each share having one vote) and 4,725,000 shares of Class A Stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 17, 2002, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) elect a board of directors; (2) consider adoption of The Standard Register 2002 Equity Incentive Plan; (3) consider amending The Management Incentive Compensation Plan; (4) select independent auditors; and (5) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Standard Register now offers electronic delivery of proxy materials and voting over the Internet to most shareholders. The enclosed proxy card describes how you may vote electronically, and register to receive future shareholder communications electronically. You may also vote by completing the proxy card and mailing it in the envelope provided.

All shareholder votes, properly cast in person or by proxy, and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise, in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

   The eight persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

   The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

   Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

   Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

   The board of directors recommends that you vote FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

   All nominees recommended by the board of directors for election were previously elected as directors. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

Roy W. Begley, Jr.*	46	1994
Since July 1999, Mr. Begley has been a Vice-President and Investment Officer with Victory Capital Management, Inc., formerly known as Key Asset Management, Inc., a wholly owned subsidiary of Key Corp. From September 1995 to July 1999 he was Assistant Vice President and Investment Officer with Key Trust Co. of Ohio, N.A. He was an Investment Executive of Society Investments, Inc. from April 1994 until September 1995. He was an Investment Specialist with Provident Securities and Investments from August 1992 until April 1994. He is Chairman of the Pension Advisory Committee and a member of the Compensation Committee of the board of directors.
F. David Clarke, III	45	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation and its Vice President and General Counsel since December 1990. He is Chairman of the Compensation Committee and a member of the Audit and Executive Committees of the board of directors. Mr. Clarke also serves as Chairman of the board of directors of SMARTworks.com, Inc., a wholly-owned subsidiary of Standard Register.
Paul H. Granzow	74	1966
Mr. Granzow has been Chairman of the board of directors of Standard Register since January 1984. He is a co-trustee of the John Q. Sherman Trusts. See the section dealing with ‘Voting Securities and Principal Holders.‘ He is also Chairman of the Executive Committee of the board of directors.
Graeme G. Keeping	60	1996
Mr. Keeping has been President of Information Resources Management Associates, a consulting firm, since 1997. He is a member of the Pension Advisory Committee of the board of directors.
Dennis L. Rediker	58	1995
Mr. Rediker has been President and Chief Executive Officer of Standard Register since June 2000. From May 1999 to April 2000, he was Chief Executive Officer of the Imerys Pigments and Additives Operating Group. From 1996 until 1999, he was Chief Executive Officer and director of English China Clays, plc. From 1993 until 1996, he was President and CEO of ECC International Inc. From 1989 until 1993, he was President of Mead Coated Board Division of Mead Corporation Worldwide Operations. Mr. Rediker is a member of the Executive Committee, and an ex officio member of all other committees of the board of directors except for the Audit Committee. Mr. Rediker also serves as a director of SMARTworks.com, Inc., a wholly-owned subsidiary of Standard Register.

		Served As
Name	Age	Director Since

Ann Scavullo	55	1996
Ms. Scavullo has been a principal in Churchill Investor Services since January 1999. She was formerly an executive at Avon Products, Inc. as Vice President of Strategic Alliances and Joint Ventures from 1995 until 1999, and Vice President of Investor Relations from 1991 until 1995. She is also a director of Skytop Lodge Corporation in Pennsylvania. She is a member of the Compensation and Audit Committees of the board of directors.
John J. Schiff, Jr.	58	1982
Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999. From 1998 until 1999, he was Chairman of the board of directors and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation. Prior to 1998, he was Chairman of the Board of these companies. He is a director of The Cinergy Corp., Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is Chairman of the Audit Committee and a member of the Pension Advisory Committee of the board of directors.
John Q. Sherman, II*	48	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is a member of the Compensation and Pension Advisory Committees of the board of directors.

*	Roy W. Begley, Jr. and John Q Sherman, II are first cousins.

   The board of directors met eight times in 2001. All directors attended at least 85% of the meetings of the board of directors. Mr. Schiff was unable to attend one of the three Pension Advisory Committee meetings. Otherwise, all members of committees attended all their committee meetings.

Board of Directors Committees

   The Audit Committee held four meetings in 2001. Mr. Schiff is Chairman of the Audit Committee. Ms. Scavullo and Mr. Clarke are the other members. The Audit Committee is responsible for reviewing our corporate accounting, auditing and financial reporting practices. It also recommends the employment of independent auditors and reviews the relationships between Standard Register and its independent auditors.

   The Compensation Committee held four meetings in 2001. Mr. Clarke is Chairman of the Compensation Committee. Messrs. Begley and Sherman, and Ms. Scavullo are the other members. The Compensation Committee designs our executive compensation program and determines executive compensation and incentives each year. The Compensation Committee also administers our:

• Stock Option Plan

• Management Incentive Compensation Plan

• Deferred Compensation Plan.

   The Pension Advisory Committee held three meetings in 2001. Mr. Begley is Chairman of the Pension Advisory Committee. Messrs. Keeping, Schiff and Sherman are the other members. The Pension Advisory Committee formulates and recommends procedures to the board of directors to insure that the duties of the board of directors under the Employee Retirement Income Security Act are satisfied with respect to our employee pension plans.

   The board of directors established an Executive Committee effective January 11, 2001. There was one meeting of the Executive Committee held in 2001. Mr. Granzow is Chairman of the Executive Committee and Messrs. Clarke and Rediker are the other members. The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees.

   The company does not have a nominating committee. The board of directors, which performs the function of a nominating committee, will consider nominees recommended by any shareholder. If you wish to propose a nominee for director for the 2003 annual meeting, you must submit that recommendation in writing to us by November 19, 2002.

Board of Directors Compensation

   Members of the board of directors who are not Standard Register officers receive an annual fee of $20,000 for serving on the board of directors, and $1,000 for each board of directors meeting attended. They also receive an annual fee of $5,500 for serving on the Audit, Compensation and Pension Advisory Committees, and $1,000 per

meeting for serving on the Executive Committee. The chairmen of the Audit, Compensation and Pension Advisory Committees receive an additional annual fee of $3,000. Officer members of the board of directors do not receive any fees for serving as members of the board or as members of any committees of the board of directors.

   We have a supplemental retirement benefit agreement with Paul H. Granzow. This agreement provides that Standard Register will supplement his Stanreco Retirement Plan benefits to ensure that he will receive annual retirement benefits equal to the greater of $150,000 or 50% of the average annual compensation paid to him in the last five years before his employment terminates.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, five percent or more of the outstanding Class A Stock and common stock of Standard Register as of December 31, 2001.

Name and				Percent of
Address of				Combined
Beneficial		Number	Percent	Voting
Owners	Class	of Shares	of Class	Power

Paul H. Granzow and James L. Sherman Trustees (1) 50 East Third Street Dayton, Ohio 45402	Class A Common	2,516.856 5,810,508	53.27 25.36	39.51
William P. Sherman(2) 50 East Third Street Dayton, Ohio 45402	Class A Common	359,551 878,187	7.61 3.83	5.75
Mary C. Nushawg(2) 50 East Third Street Dayton, Ohio 45402	Class A Common	359,551 842,996	7.61 3.68	5.68
James L. Sherman(2) 50 East Third Street Dayton, Ohio 45402	Class A Common	359,551 909,795	7.61 3.97	5.82
Robert N. Sherman(2) 50 East Third Street Dayton, Ohio 45402	Class A Common	359,551 878,061	7.61 3.83	5.75
Patricia L. Begley(2) 50 East Third Street Dayton, Ohio 45402	Class A Common	359,550 830,073	7.61 3.62	5.65
The Fifth Third Bank,(3) Trustee Cincinnati, Ohio 45202	Class A Common	1,081,392 2,595,312	22.89 11.34	17.20
The Fifth Third Bank,(4) Trustee Cincinnati, Ohio 45202	Class A Common	1,071,624 2,571,912	22.68 11.23	17.04
Putnam Investments, LLC One Post Office Square Boston, Massachusetts 02109	Common	1,834,883	8.01	3.94

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The current trustees of that trust are Paul H. Granzow and James L. Sherman. The trust holds voting securities, including the shares of Class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s five surviving children, and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them own in his or her own name more than five percent of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

Security Ownership of Directors and Executive Officers

Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own, in their own name or beneficially, Class A stock and common stock of Standard Register on December 31, 2001, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr.(1) Director	Common	3,264	.014	.007
Craig J. Brown(2)(3) Sr. Vice President — Treasurer & CFO	Common	107,533	.464	.230
F. David Clarke, III(4) Director	Common Class A	8,191 5,096	.035 .108	.072
Peter A. Dorsman(2) Executive Vice President & Chief Operating Officer	Common	101,502	.438	.217
Paul H. Granzow (2)(5) Director & Chairman of Board	Common	105,563	.455	.225
Graeme G. Keeping Director	Common	2,117	.009	.005
Dennis L. Rediker(2)(6) Director, President & Chief Executive Officer	Common	186,801	.805	.400
Jeffrey R. Relick(2) President — Fulfillment Services Strategic Business Unit	Common	8,000	.034	.017
Ann Scavullo Director	Common	4,426	.019	.009
John J. Schiff, Jr. Director	Common	48,700	.210	.105
John Q. Sherman, II Director	Common	2,111	.009	.005
All current executive officers
and directors as a group
(19 persons)(2)	Common Class A	637,703 5,096	2.749 .108	1.362

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 25, 2002: Craig J. Brown — 90,250 shares; Peter A. Dorsman — 89,750 shares; Paul H. Granzow — 56,000 shares; Dennis L. Rediker — 3,374 shares; Jeffrey R. Relick — 5,000 shares; and all executive officers and directors as a group — 287,249 shares.

(3)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Craig J. Brown also disclaims beneficial ownership of these shares.

(4)	F. David Clarke, III and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock.

(5)	Paul H. Granzow (along with James L. Sherman) is a trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the five separate trusts in the event that the beneficiaries of the trusts do not desire to exercise their right to vote the shares. The John Q. Sherman Trusts own 2,516,856 shares of Class A Stock and 5,810,508 shares of common stock which in the aggregate represents 39.51% of the outstanding votes of the company. The trustees share the investment power with respect to Class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts. Lana T. Granzow, the wife of Paul H. Granzow, owns 3,163 shares of Standard Register common stock. Mr. Granzow disclaims beneficial ownership of these shares.

(6)	Sharon A. Rediker, the wife of Dennis L. Rediker, owns 581 shares of common stock, as to which Mr. Rediker disclaims beneficial ownership. Mrs. Rediker is also the custodian of 780 shares of common stock for the benefit of her grandchildren, as to which Mr. Rediker disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers and holders of 10% or more of our common stock have been made in a timely manner.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

				Restricted	Securities
		Annual Compensation		Stock	Underlying	All Other
				Award	Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	(#)	($)(3)

Dennis L. Rediker	2001	670,000	537,675	0	0	3,350
President and	2000	376,231	0	2,078,408	16,870	1,881
Chief Executive Officer
Peter A. Dorsman	2001	374,000	400,180	87,920	15,000	836
Executive Vice President	2000	277,583	147,259	0	78,000	787
and Chief Operating Officer	1999	206,000	230,003	0	0	836
Craig J. Brown	2001	256,846	274,825	62,800	10,000	1,020
Sr. Vice President — Treasurer	2000	234,894	90,109	0	50,000	787
and Chief Financial Officer	1999	237,833	264,824	0	0	836
Jeffrey R. Relick	2001	197,436	158,442	37,680	25,000	2,769
President-Fulfillment Services
Strategic Business Unit
Paul H. Granzow	2001	176,300	188,641	0	0	639
Chairman of the Board	2000	172,910	68,958	0	5,000	787
	1999	174,600	194,941	0	0	836

(1)	Each year’s amounts include cash and/or stock incentives earned by the officers in that year but paid in the following year pursuant to the Management Incentive Compensation Plan. For example, the 2001 amounts include cash incentives earned by the officers in 2001 but paid in 2002.

(2)	This is the value of Standard Register stock issued to each executive officer pursuant to a “Turn-Around Incentive” approved by the Compensation Committee for issuance in 2001. See the Compensation Committee Report section further describing this “Turn-Around Incentive.” The amount shown for Mr. Rediker in 2000 is the value of stock issued to Mr. Rediker pursuant to his employment agreement with the company. The aggregate restricted stock holdings for each named executive officer, valued as of December 31, 2001 is: Dennis L. Rediker — $3,194,504; Peter A. Dorsman — $132,370; Craig J. Brown — $94,550; Paul H. Granzow — 0; Jeffrey R. Relick — $56,730. Dividends are paid to the executive officers with respect to their grants of restricted stock.

(3)	These amounts are the matching contributions paid by the company to The Standard Register Employees Savings Plan. The Savings Plan has two formulas for determining the percentage match from the company. The original formula provides that for the first 6% of the participant’s compensation deferred into the Savings Plan, the company will match ten cents on the dollar. The original formula is used in connection with the traditional retirement plan benefit formula, described in the section “Retirement Plans.” All executives listed on the Summary Compensation Table, with the exception of Messrs. Rediker and Relick are covered by the original formula. Messrs. Rediker and Relick are covered by the second formula, used in connection with the pension equity plan retirement benefit formula applicable to all employees joining the company after January 1, 2000. The second formula matches fifty cents on the dollar. Employee compensation deferrals to the Savings Plan are fully vested. The matching contribution vests after five years of service with Standard Register.

Named Executive Officers

   This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Messrs. Granzow and Rediker, who are nominees for director. Similar information regarding Messrs. Granzow and Rediker may be found in the section dealing with Proposal 1.

		Served As
Name	Age	Officer Since

Craig J. Brown	52	1987
Mr. Brown has been Senior Vice President — Treasurer & Chief Financial Officer since March 1995. From January 1993 until March 1995, he was Vice President — Finance, Treasurer and Chief Financial Officer. Prior to January 1993, he served Standard Register in various executive and financial positions.
Peter A. Dorsman	46	1996
Mr. Dorsman has been Executive Vice President and Chief Operating Officer since February 11, 2000. From July 1, 1999 to February 11, 2000, he was Senior Vice President and General Manager — Manufacturing Operations. He was Senior Vice President and General Manager — Document Management & Systems Division from January 1, 1998 to July 1, 1999. From January 1996 until January 1998, Mr. Dorsman was the Senior Vice President and General Manager — Document Systems Division. From October 1977 until January 1996, Mr. Dorsman served in a number of senior marketing, strategic planning and sales management positions with NCR Corporation.
Jeffrey R. Relick	46	2001
Mr. Relick joined Standard Register as President — Fulfillment Services Strategic Business Unit in January 2001. From August 1999 to January 2001, he was Vice President and Chief Operating Officer of Synxis Corporation. He was Vice President and General Manager, Industry Markets, for Moore Business Communications Services from January 1999 to August 1999, and Vice President and General Manager, Telecommunications Markets for Moore Business Communications Services from February 1994 to December 1998.

Retirement Plans

   The Stanreco Retirement Plan provides retirement benefits based on the average compensation for the highest five years of total plan participation. Prior to January 1, 2000, this Plan was funded in part by contributions from participants. After January 1, 2000, the Plan is funded entirely by company contributions and investments earnings.

   Plan benefits are determined according to the traditional formula effective for plan participants hired before January 1, 2000, or the “pension equity plan” formula (“PEP”) which became effective January 1, 2000, covering employees hired after January 1, 2000 and employees hired before that date who elected to be covered under the PEP formula.

   We have a Non-Qualified Retirement Plan which supplements the Stanreco Retirement Plan. It provides retirement benefits that would have been payable from the Stanreco Retirement Plan but for the limits imposed by the Tax Reform Act of 1986. Standard Register does not currently fund or contribute to the Non-Qualified Retirement Plan but does accrue for projected benefit expense annually. We also have an Officers’ Supplemental Non-Qualified Plan which pays retirement benefits in addition to the Stanreco Retirement Plan and Non-Qualified Retirement Plan based on the number of years of credited service as an officer in excess of five years.

Retirement Plan Tables 1(A), 1(B) and 2

   Table 1 shows the estimated annual retirement benefits payable from the Stanreco Retirement Plan and the Non-Qualified Retirement Plan to our employees for specified compensation levels and years of service. Table 1(A) shows the estimated benefits under the traditional formula, and Table 1(B) shows the estimated benefits under the PEP formula. Messrs. Brown, Dorsman and Granzow’s benefits will be calculated under Table 1(A), and Messrs. Rediker and Relick’s benefits will be calculated under Table 1(B). Part of the estimated annual benefits on Table 1(A) include the return of and earnings on contributions made by employees during the time the Plan required employee contributions. Table 2 shows the estimated annual retirement benefits payable from the Officers’ Supplemental Non-Qualified Plan to officers based on compensation and years of officer service (in excess of five years). An officer’s annual retirement benefit will be (i) the sum of the benefits from Tables 1(A) or 1(B), and Table 2, or (ii) 50% of the average of the highest five years of compensation, whichever is less.

TABLE 1(A)

Average of Five	Years of Credited Service
Highest Years of
Compensation	1	5	10	15	20	25	30	35

$200,000	$2,600	$13,000	$26,000	$39,000	$52,000	$65,000	$78,000	$91,000
300,000	3,900	19,500	39,000	58,500	78,000	97,500	117,000	136,000
400,000	5,200	26,000	52,000	78,000	104,000	130,000	156,000	182,000
500,000	6,500	32,500	65,000	97,500	130,000	162,500	195,000	227,500
600,000	7,800	39,000	78,000	117,000	156,000	195,000	234,000	273,000
700,000	9,100	45,500	91,000	136,500	182,000	227,500	273,000	318,500
800,000	10,400	52,000	104,000	156,000	208,000	260,000	312,000	364,000
900,000	11,700	58,500	117,000	175,000	234,000	242,500	351,000	409,500
1,000,000	13,000	65,000	130,000	195,000	260,000	325,000	390,000	455,000
1,100,000	14,300	71,500	143,000	214,500	286,000	357,500	429,000	500,500
1,200,000	15,600	78,000	156,000	234,000	312,000	390,000	468,000	546,000

TABLE 1(B)

Average of Five	Years of Credited Service
Highest Years of
Compensation	1	5	10	15	20	25	30	35

$200,000	$700	$3,400	$6,800	$10,600	$14,800	$19,900	$26,300	$33,900
300,000	1,000	5,100	10,200	15,900	22,300	29,900	39,400	50,900
400,000	1,400	6,800	13,600	21,200	29,700	39,900	52,600	67,800
500,000	1,700	8,500	17,000	26,500	37,100	49,800	65,700	84,800
600,000	2,000	10,200	20,400	31,800	44,500	59,800	78,900	101,800
700,000	2,400	11,900	23,700	37,100	51,900	69,700	92,000	118,700
800,000	2,700	13,600	27,100	42,400	59,400	79,700	105,100	135,700
900,000	3,100	15,300	30,500	47,700	66,800	89,700	118,300	152,600
1,000,000	3,400	17,000	33,900	53,000	74,200	99,600	131,400	169,600
1,100,000	3,700	18,700	37,300	58,300	81,600	109,600	144,600	186,600
1,200,000	4,100	20,400	40,700	63,600	89,000	119,600	157,700	203,500

TABLE 2

Average of Five	Years of Officer Service in Excess of Five
Highest Years of
Compensation	1	5	10	15

$200,000	$6,100	$30,500	$61,000	$91,500
300,000	9,150	45,750	91,500	137,250
400,000	12,200	61,000	122,000	183,000
500,000	15,250	76,250	152,500	228,750
600,000	18,300	91,500	183,000	274,500
700,000	21,350	106,750	213,500	320,250
800,000	24,400	122,000	244,000	366,000
900,000	27,450	137,250	274,500	411,750
1,000,000	30,500	152,500	305,000	457,500
1,100,000	33,550	167,750	335,500	503,250
1,200,000	36,600	183,000	366,000	549,000

   Estimated annual benefits are based upon the assumption that the employee remains in the service of Standard Register until age 62. At age 62, the employee qualifies for the maximum retirement percentage benefit. Retirement before age 62 will result in actuarially reduced benefits. The estimated annual benefits are taxable income but are not subject to any deduction for social security benefits. No additional benefit can be earned from the Officers’ Supplemental Non-Qualified Plan after the sixteenth year of officer service.

   The table below shows the average of the highest five years of total compensation and the years of service and officer service for each executive officer listed in the Summary Compensation Table.

TABLE 3

	Average of
	the Highest Five	Years of	Years of
	Years of	Credited	Officer
Name	Total Compensation	Service	Service

Craig J. Brown	550,500	27	15
Peter A. Dorsman	510,787	5	6
Paul H. Granzow	401,451	17	17
Dennis L. Rediker	523,116	1	1
Jeffrey R. Relick	197,436	1	1

Stock Option Tables

   Options to purchase common stock of Standard Register for each executive officer listed in the Summary Compensation Table are as follows:

Option Grants During 2001

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of			Stock Price
	Number of	Total Options			Appreciation for
	Shares Underlying	Granted to	Exercise		Option Term
	Options	Employees in	Price	Expiration
Name	Granted	2001	(per share)	Date	5%	10%

Craig J. Brown	10,000	.024%	19.47	12/12/11	122,446	310,302
Peter A. Dorsman	15,000	.037%	19.47	12/12/11	183,669	465,452
Paul H. Granzow	–0–	.00%			–0–	–0–
Dennis L. Rediker	–0–	.00%			–0–	–0–
Jeffrey R. Relick	20,000	.061%	16.34	1/29/11	205,523	520,835
	5,000		19.47	12/12/11	61,223	155,151

   Options to purchase common stock of Standard Register exercised in 2001 for each executive officer listed in the Summary Compensation Table are as follows:

Aggregated Option Exercises in 2001

And Year-End Option Values

			Number of	Value of
			Shares Underlying	Unexercised
			Unexercised	In-the-Money
			Options	Options
	Shares		at 12/31/01	at 12/31/01
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

Craig J. Brown	–0–	–0–	79,250/70,750	226,993/926,500
Peter A. Dorsman	–0–	–0–	76,750/97,250	347,438/1,445,340
Paul H. Granzow	–0–	–0–	52,000/13,000	18,530/92,650
Dennis L. Rediker	–0–	–0–	3,374/13,496	62,520/250,081
Jeffrey R. Relick	–0–	–0–	0/25,000	0/370,600

AUDIT COMMITTEE REPORT

   The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the company, and the independent auditor’s fulfillment of its role in the financial reporting process. The board of directors adopted a written charter for the Audit Committee in April 2000 further describing the role of the Committee. This Charter is reviewed annually by the Audit Committee and the board of directors.

   During 2001, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to filing of the company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2001 year-end audited financial statements with executive management, including the chief financial officer, and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the company’s financial statements and the independent auditors are responsible for examining the statements.

   In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the company’s financial statements. The company’s internal auditor also met with the Committee to review the effectiveness of the company’s internal controls and the internal auditor’s responsibilities in that regard. These discussions included management and the independent auditors where advisable.

   The Audit Committee received the independent auditor’s written statement required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This written statement described any relationships between the independent auditors and the company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

   Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on form 10-K, for fiscal year ending December 30, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and the board of directors concurred in this recommendation.

AUDIT FEES

   Total fee for audit-related services for 2001 was $596,000.

   There were no non-audit fees for services performed by the independent auditors in 2001 related to financial information systems design and implementation.

   Total fees for non-audit-related services were $62,500, consisting of $53,500 for audit of company pension plans, and $9,000 for consulting with respect to restructuring activity.

The Audit Committee:

J. J. Schiff, Jr.(Chairman)
F. David Clarke, III
Ann Scavullo

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the board of directors is composed solely of independent directors, none of whom has any interlocking relationships with Standard Register that are subject to disclosure under the rules of the SEC relating to proxy statements. The Compensation Committee has the overall responsibility for determining specific compensation levels for executive officers and bonuses for executive officers and certain other employees. The Compensation Committee administers Standard Register’s 1995 Stock Option Plan (the “Stock Option Plan”) as approved by the shareholders on April 17, 1996, and Management Incentive Compensation Plan (“Incentive Plan”) as approved by the shareholders on April 16, 1997.

   The Compensation Committee’s goal is to establish an executive compensation program that enhances Standard Register’s overall fundamental objective of providing value for its shareholders. The Compensation Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable Standard Register to attract and retain executives with the highest qualifications and by tying executive pay to overall corporation performance. The compensation system developed over the years by the Committee has been designed so that a relatively high percentage of total compensation is incentive-based. The Stock Option Plan is designed to base a portion of the executives’ compensation upon the market performance of Standard Register’s stock. The Incentive Plan is designed to provide a significant and flexible economic opportunity to executive officers and key employees of Standard Register as a reflection of their individual and group contributions to the success of Standard Register.

   All executive compensation for 2001 was fully deductible for federal income tax purposes.

Base Compensation

   Executive officers’ salaries are reviewed and approved annually by the Compensation Committee. A target salary was established for each executive officer based on a review of competitive industry practices and individual job responsibilities. Factors that determine the salary for each executive officer include level of experience and job performance. Job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.

   The general objective of the Compensation Committee is to set executive officers’ base salaries at levels that are competitive with the 50th percentile of two comparator groups. The comparator groups include (1) manufacturing companies of approximately the same revenue size as Standard Register’s, and (2) general industry companies, also of about the same size. The data from these groups is averaged to arrive at a market value for each of the executive officers. The 2001 base salaries of Standard Register’s five highest paid executive officers were within 5% of the market value for each executive officer, with the exception of Mr. Rediker. Mr. Rediker’s base salary for 2001 remained unchanged from his rate upon hire in June 2000. Mr. Rediker’s salary was between the 50th and 75th percentile of the competitive market as described above.

   In 2001, executive officer salaries were increased in those instances where promotions occurred, or when comparator data indicated the salary was below the market value and performance warranted such an increase.

   The foregoing process resulted in the base salaries as disclosed in the Summary Compensation Table for each Executive Officer named in the Summary Compensation Table.

Incentive Compensation

   The Compensation Committee administers the Incentive Plan, which became effective January 1, 1997. Seventeen employees were covered by the Incentive Plan in 2001. The Committee selects the participants, determines the amount and terms of each incentive award and decides whether the award shall be made available in cash, Standard Register stock, or a combination of the two.

   Incentive awards to the Incentive Plan participants are subject to objective performance goals established by the Compensation Committee. These goals are based upon one or more of the following: earnings per share, market share, stock price, sales, reduction of cost, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, and operating and maintenance cost management. The Compensation Committee certifies to the board of directors each year the extent to which the performance objectives have been achieved.

   The Compensation Committee adopted one performance goal for awarding incentive compensation under the Incentive Plan for 2001. The goal adopted was achievement of earnings per share of fifty cents in the fourth quarter of 2001. The first three quarters of 2001 were focused on restructuring and reorganizing the company so that by fourth quarter, Standard Register would be smaller, but more profitable. Fourth quarter was the first reporting period for operations following the restructuring and reorganization. Therefore, the Compensation Committee felt incentive compensation should be tied to that goal.

   Incentive Plan participants incentive targets ranged from 65% to 100% of their respective base salaries. In the event earnings per share in the fourth quarter equaled fifty cents, the participants would earn 100% of their incentive compensation target. The incentive payout ranged from 80% for forty-five cents per share to a maximum of 120% for sixty cents per share in the fourth quarter.

   The company achieved $0.514 earnings per share in the fourth quarter. At this performance level, participants received 107% of their target incentive awards. The executive officers named in the Summary Compensation Table received incentive awards under the Incentive Plan as disclosed in the Summary Compensation Table.

Stock Options

   The Compensation Committee also administers the Stock Option Plan, which became effective October 19, 1995. Approximately 123 employees were granted options under the Stock Option Plan in 2001. The Stock Option Plan is another performance-based component of Standard Register’s compensation program. The objective of the Stock Option Plan is to provide an incentive to Standard Register’s management to increase the long-term value of Standard

Register’s common stock by granting stock options to motivate future performance by the executive officers and certain key employees of Standard Register. The Stock Option Plan also encourages participants to maintain a stock ownership position in Standard Register in order that their interests are aligned with those of Standard Register’s shareholders.

   The Compensation Committee determines the eligible employees, the timing of option grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options. Three of the executive officers named in the Summary Compensation Table were granted stock options under the Stock Option Plan as disclosed in the Stock Option Tables. The Stock Option Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options generally do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the last trading day prior to the date of grant with a further exception that incentive options granted to persons owning more than 10% of the outstanding voting securities of Standard Register be a least 110% of such sale price.

Special “Turn-Around Incentive” Restricted Stock Grants

   The Compensation Committee made grants of restricted Standard Register common stock to select officers in 2001. Some of these grants are reflected in the Summary Compensation Table. The grants were intended to provide incentive to those executives considered critical to the restructuring and reorganizing activities in 2001, which were designed to restore and enhance the company’s profitability and value. A total of 38,000 shares were issued in 2001 under the “Turn-Around Incentive.” The shares are restricted and vest four years after their issuance. As additional incentive for the executives to achieve growth and profitability targets, those executives to whom restricted shares were issued are eligible for a further grant of restricted shares equal to the number of shares granted such executive in 2001, assuming they continue as officers of the company. The additional grants will be earned upon the happening of either or both of the following: 1) the company’s stock price reaches or exceeds $30.00 per share, and remains at or above $30.00 per share for ten consecutive trading days prior to December 13, 2002; or 2) earnings per share reach $1.20 for the second half of 2002. The additional shares, if earned, will vest at the same time as the original grants.

The Compensation Committee:

F. David Clarke, III (Chairman)
Roy W. Begley, Jr.
Ann Scavullo
John Q. Sherman, II

PERFORMANCE GRAPH

   The following performance graph presents a comparison of the yearly percentage change in our cumulative total shareholder return on our common stock from December 31, 1996 to December 31, 2001. The yearly percentage change is calculated as follows:

   (i) the sum of

(a) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented, and

(b) the difference between our share price at the end and beginning of the periods presented is divided by

   (ii) the share price at the beginning of the periods presented.

The yearly percentage change is then compared with Standard & Poor’s 400 Midcap Index, Standard & Poor’s 500 Index and Peer Group Index. The peer group consists of Moore Corporation, Ltd., The Reynolds & Reynolds Company, Wallace Computer Services, Inc., and Standard Register.

	1996	1997	1998	1999	2000	2001

Standard Register	1.00	1.09	1.00	0.65	0.51	0.70

S&P 400 MIDCAP	1.00	1.30	1.53	1.74	2.02	1.99

S&P 500 Index	1.00	1.31	1.66	1.98	1.78	1.55

Peer Group	1.00	0.93	0.84	0.71	0.68	0.83

PROPOSAL 2: To Adopt The Standard Register Company 2002 Equity Incentive Plan

   A key factor in the company’s continuing advancement and growth is its ability to attract, motivate and retain highly qualified employees. The market for such employees has always been extremely competitive and the competition for employees at all levels is continually growing more intense.

•	Many of the companies with which the company must compete for employees at all levels make extensive use of stock incentives, and the most desirable prospective employees insist upon receiving stock incentive opportunities. The company believes stock incentives enable the company to cost-effectively compete for the services of key employees.

•	The company believes that stock incentives, especially stock options, are an effective tool that can be used to focus its key employees on the company’s strategic direction.

•	The company believes that stock incentives provide a long-term ownership stake in the company and as a result serve to align the economic interests of its employees with those of its stockholders.

   The company has been using its 1995 Stock Option Plan (the “1995 Plan”) to provide stock incentives to key employees. However, the common stock that remains available under the 1995 Plan is insufficient to satisfy the company’s anticipated future compensation requirements. Accordingly, the company now believes that it is necessary to adopt The Standard Register Company 2002 Equity Incentive Plan (the “2002 Plan”). On December 13, 2001, the board of directors approved, subject to shareholder approval, the adoption of the 2002 Plan. The full text of the 2002 Plan is attached as Exhibit A to this proxy statement, and the following discussion is qualified in its entirety by reference to Exhibit A.

General

   The company presently has the 1995 Plan, which provides for option grants to employees. The 1995 Plan provides that the total shares of common stock subject to stock incentives granted under the 1995 Plan may not exceed 3,000,000 shares of common stock. As of December 31, 2001, options covering a total of 2,359,946 such shares have been granted and are outstanding, leaving 640,054 shares available for future grants, an insufficient number to cover the company’s anticipated future needs. The 1995 Plan does not provide for the authorization of any additional shares during the three remaining years of its term.

   In approving the 2002 Plan for submission to the company’s shareholders, the board of directors recognized both the company’s anticipated needs for additional stock-based incentives and the changing environment for the compensation of eligible employees. To provide a flexible vehicle under which appropriate incentives can be awarded, the 2002 Plan permits the grant of nonqualified and incentive stock options as is currently provided for under the 1995 Plan. Unlike the 1995 Plan, the 2002 Plan also permits the grant of restricted stock awards and stock appreciation rights.

   In drafting the 2002 Plan, the board of directors was mindful of federal tax law which limits the deductibility of compensation paid to certain executive officers in excess of $1 million per year per executive officer. The limitation excludes “performance-based compensation”, however, and the 2002 Plan was prepared so that stock options and restricted stock or other stock-based awards granted under the 2002 Plan will constitute performance-based compensation which is fully tax deductible by the company. See “Federal Income Tax Consequences.”

   The 2002 Plan became effective as of the day it was approved by the board of directors, subject to approval by the shareholders at the annual meeting. If it is not approved by the shareholders, the 2002 Plan will be of no force and effect. If approved, the 2002 Plan will continue in existence for ten years, until December 12, 2011. The board of directors may terminate the 2002 Plan at any time, but outstanding stock incentives will continue to be exercisable until they expire or are otherwise terminated in accordance with their terms.

   On February 22, 2002, the closing price of the company’s common stock on The New York Stock Exchange was $23.90.

Nature of Incentives; Eligibility; Purposes

   Stock incentives which may be issued under the 2002 Plan include incentive and nonqualified stock options stock awards, restricted stock grants, and stock appreciation rights. Stock incentives may be granted to “key employees” of the company and its subsidiaries. Key employees are defined as employees of the company or a subsidiary who in the opinion of the Committee (as defined below) are deemed to have the capacity to contribute significantly to the growth and successful operations of the company. The number of persons who will be key employees is not determinable. Independent directors defined as directors who are not employees of the company, are also eligible to receive stock incentives under the 2002 Plan.

   The purpose of the 2002 Plan is to promote the best interests of the company and its shareholders by providing key employees and independent directors with an opportunity to acquire a proprietary interest in the company. It is intended that the 2002 Plan will promote continuity of management and increased incentive and personal interest in the welfare of the company by the individuals who are primarily responsible for shaping and carrying out the company’s long-range plans and securing its continued growth and financial success.

Limitations on Available Shares

   A total of 3,500,000 shares of common stock are available for stock incentives granted under the 2002 Plan. If any shares of common stock that are subject to stock incentives are forfeited, such shares will again be available under the 2002 Plan. For this purpose, “forfeited shares” means any shares that were issued pursuant to prior grants of stock incentives that expire or terminate for any reason without having been exercised.

   Grants of stock incentives under the 2002 Plan are subject to the further limitation that the maximum number of shares granted to any one person in a calendar year may not exceed 100,000 shares, except for recipients who are granted awards at the time of their initial hire by the company, in which case such limitation will be 200,000 shares.

Administration

   The 2002 Plan is to be administered by a committee (the “Committee”) consisting of no fewer than three directors designated by the board of directors of the company. The board has determined that the Compensation Committee, which is comprised of independent directors, will serve as the Committee administering the 2002 Plan. The Committee determines which employees of the company and its subsidiaries are key employees who might participate in the 2002 Plan and the form, terms and number of shares covered by each stock incentive granted to such persons under the 2002 Plan. Stock incentives may be granted only by the Committee.

Proposed Incentive Grants

   Except as set forth in the following table, no specific determinations have been made as to recipients of awards under the 2002 Plan. Certain awards were made by the Committee in February 2002, contingent upon shareholder approval of the 2002 Plan, as described below.

NEW PLAN BENEFITS

	Dollar Value of
	Restricted Stock	Stock Option Grants
Name and Position	Awards ($)	(No. of Shares)

Dennis L. Rediker	–0–	–0–
President & Chief Executive Officer
Peter A. Dorsman	$209,649	27,500
Executive Vice President & Chief Operating Officer
Craig J. Brown	$133,400	17,500
Senior Vice President — Treasurer & Chief Financial Officer
Jeffrey R. Relick	$83,864	11,000
President — Fulfillment Services Strategic Business Unit
Paul H. Granzow	–0–	–0–
Director and Chairman of the Board of Directors
Executive Group (13 persons)	$1,017,761	124,500
Non-Executive Officer Employee Group (139 persons)	$666,295	182,500

Stock Options

   A stock incentive in the form of a stock option will provide for the purchase of shares of common stock in the future at an option price per share which will not be less than 100% of the fair market value of the shares covered thereby on the date the stock option is granted. An incentive option granted to a person who, on the date of grant, owns 10% or more of the shares of voting stock of the company or its subsidiaries must have an option price of not less than 110% of the fair market value of the common stock on the date of grant. Each option shall be exercisable in full or in part 12 months after the date the option is granted, or may become exercisable in one or more installments and at such time or times, as the Committee shall determine. The vesting of options may be, but are not required to be, made subject to the attainment of specified performance objectives. Unless otherwise provided in the option award agreement, an option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the option.

   Upon the exercise of an option, the purchase price may be paid in cash or, unless otherwise provided in the option, in shares of common stock (including shares withheld by the company from the shares issuable upon exercise of the option) or in a combination of cash and such shares. The company may cancel all or a portion of an option subject to exercise, and pay the holder cash or shares equal in value to the excess of the fair market value of the shares subject to the portion of the option so canceled over the option price of such shares.

   All stock options granted under the 2002 Plan will expire within ten years from the date of grant. A stock option is not transferable or assignable by an optionee otherwise than by will or by the laws of descent and distribution, and each option is exercisable, during the optionee’s lifetime, only by the optionee. Unexercised vested options generally terminate on the 90th day following termination of employment.

   The Committee shall have full power and authority to determine whether any stock option shall be canceled or suspended. For example, all outstanding stock options to any participant shall be canceled if the participant engages in any activity which is in competition with the company, as determined by the Committee.

   Exercise of a stock option is completed upon an optionee’s payment in full of the purchase price for the shares. Payment may be made in cash or by transfer to the company of shares of the company’s common stock (including shares withheld by the company from the shares issuable upon exercise of the option) at fair market value on the date of transfer.

   The proceeds of the sale of common stock upon the exercise of options issued under the 2002 Plan constitute general funds of the company and may be used by it for any purpose.

Stock Awards

   Shares subject to a stock award may be issued when the award is granted or at a later date, with or without dividend equivalent rights. A stock award shall be subject to such terms as the Committee may determine, including specified corporate or personal performance objectives. The Committee shall have full power and authority to determine whether any stock award shall be canceled or suspended, such as in the event of competitive activities by the optionee as described above.

Stock Appreciation Rights

   The 2002 Plan also authorizes the issuance of stock appreciation rights or “phantom stock” awards. Such rights, if granted, confer upon the recipient the right to receive upon exercise the excess of the fair market value of company common stock over the exercise price of the right. The exercise price must be at least equal to the fair market value of common stock on the date of grant. The Committee may impose such conditions or restrictions on stock appreciation rights as it deems appropriate.

Federal Income Tax Consequences

   No federal taxable income results from the exercise of an incentive option at the time of exercise. Any gain realized on the sale of stock acquired on exercise of an incentive option is considered as capital gain if the stock has been held at least one year after it was acquired on exercise of the option and if at least two years have expired after the grant of the option. Except as hereafter indicated, the company is not entitled to any deduction with respect to the grant or exercise of any incentive option. If the stock is sold or otherwise disposed of within one year after exercise or within two years after the grant, any appreciation at the date of exercise above the option price is generally treated as “ordinary” income for federal income tax purposes. Any appreciation after the date of exercise is considered as long-term capital gain to the optionee if the stock was held longer than eighteen months. The amount of ordinary income received by the optionee generally is treated as a tax deductible expense to the company.

   An optionee generally recognizes ordinary income at the date of exercise of a nonqualified option. The amount of gain on each share is the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax deductible expense to the company at the time of exercise. Any appreciation in the value of the stock after the date of exercise is considered as long or short-term capital gain, depending on the length of time the stock is held by the optionee prior to the time of its sale.

   With respect to stock awards that are settled either in cash or in common stock that is either transferable or not subject to a substantial risk of forfeiture, the employee must recognize ordinary income equal to the cash or the fair market value of the common stock and the company will be entitled to a tax deduction for the same amount. With respect to stock awards that are settled in common stock that is restricted as to transferability and subject to substantial risk of forfeiture, the employee must recognize ordinary income equal to the fair market value of the common stock at the first time the common stock becomes transferable or not subject to a substantial risk of forfeiture, whatever occurs earlier, and the company will be entitled to a deduction for the same amount.

   The grant of a stock appreciation right has no federal income tax consequences. Any gain realized from the exercise of a stock appreciation right constitutes ordinary income to the recipient, with the company entitled to an income tax deduction in the same amount.

   The 2002 Plan was drafted with the intention of preserving the company’s ability to deduct for federal income tax purposes the compensation expense relating to stock options and other stock incentives granted to executive officers. Accordingly, only directors who are “outside directors” within the meaning of Section 162(m) and applicable regulations may serve as members of the Committee. The number of shares with respect to which stock incentives may be granted to any one person in a calendar year is limited to 100,000 shares, except for recipients who are granted awards at the time of their initial hire by the company, in which case such limitation will be 200,000 shares. Also, the Committee may impose performance standards on any stock incentive granted under the 2002 Plan.

Change in Control

   Regardless of any vesting schedule contained in any stock incentives granted under the 2002 Plan, if a change in control (as such term is defined in the 2002 Plan) of the company occurs, any stock incentives under the 2002 Plan that have been outstanding for over six months will become immediately exercisable in full.

Plan Amendments

   The board of directors, upon the recommendation of the Committee, may amend the 2002 Plan subject, in the case of specified amendments, to stockholder approval. The 2002 Plan may be discontinued at any time by the board of directors. No amendment or discontinuance of the 2002 Plan shall, without the consent of the employee, adversely affect any stock incentive held by him under the 2002 Plan.

Shareholder Approval

   The proposal to approve the 2002 Plan as described above and attached here to as Exhibit A is being submitted for approval of the shareholders in accordance with the requirements of The New York Stock Exchange, the Securities and Exchange Commission, and federal tax law. The affirmative vote of the holders of a majority of voting power of the company’s outstanding voting stock present in person or by proxy at the annual meeting is required to adopt the 2002 Plan. Upon approval, the 2002 Plan will become effective retroactive to December 13, 2001.

   The board of directors recommends you vote FOR adoption of The Standard Register 2002 Equity Incentive Plan.

PROPOSAL 3: To Amend the Management Incentive Compensation Plan

Introduction

   The Standard Register Company Management Incentive Compensation Plan (“Incentive Plan”) was adopted by the shareholders at the 1997 annual meeting. It authorizes the Compensation Committee of the board of directors to fashion incentive awards for executive officers based upon achievement of objective performance goals. The objective performance goals are enumerated in the Incentive Plan at Article IX as follows: ...“earnings per share, market share, stock price, sales, reduction of costs, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, and operating and maintenance cost management...”.

   The board of directors believes it is desirable to expand the list of objective performance goals to include measures of employee commitment, engagement and development, and other measures determined by the Compensation Committee to be appropriate indicators of executive performance and which contribute to the overall profitability and growth of the company. The board is therefore proposing to amend the Incentive Plan to provide such additional measures. All such objective performance goals must meet the requirements of Section 162(m)(4) of the Internal Revenue Code regarding deductibility of executive compensation. A copy of the relevant Incentive Plan provision, with the proposed new language noted, is attached to this proxy statement as Exhibit B.

   The amendment will give the Compensation Committee flexibility to consider all objective performance goals that relate to company performance and to adapt executive performance goals to developments in the incentive compensation field.

New Plan Benefits

   The proposed revision to the Incentive Plan will not affect the amounts of bonus compensation payable under the Incentive Plan, only the nature of the criteria under which such compensation will be deemed earned. Accordingly, there are no specific new plan benefits attributable to the proposed amendment.

Shareholder Approval

   The proposal to adopt the amendment to the Incentive Plan as described above and attached hereto as Exhibit B is being submitted for approval of the shareholders in accordance with the requirements of The New York Stock Exchange, the Securities and Exchange Commission, and federal tax law. The affirmative vote of the holders of a majority of voting power of the company’s outstanding voting stock present in person or by proxy at the annual meeting is required to adopt the amendment. Upon approval, the amendment to the Incentive Plan will become effective retroactive to December 13, 2001.

   The board of directors recommends you vote FOR the amendment of The Standard Register Management Incentive Compensation Plan.

PROPOSAL 4: Selection of Auditors

   Each year, the shareholders decide who shall serve as independent auditors for Standard Register. The board of directors recommends that the firm of Battelle & Battelle LLP, Certified Public Accountants, who were our independent auditors last year, be retained.

   A representative of Battelle & Battelle LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

   The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved.

   The board of directors recommends that you vote FOR the selection and retention of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2002.

   The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

   The company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2003 Annual Meeting

   Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2003 annual meeting of the shareholders, to be held on April 16, 2003, must be received by our Secretary at 600 Albany Street, Dayton, Ohio 45408, on or before November 19, 2002. The form of proxy we distribute for the 2003 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2003 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 2, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Vice President-Secretary
& Deputy General Counsel
Dayton, Ohio

The Standard Register Company
Annual Meeting of Shareholders

The Standard Register Company

600 Albany Street
Dayton, Ohio 45408

April 17, 2002

11:00 a.m. Eastern Daylight Savings Time

Exhibit A

THE STANDARD REGISTER COMPANY

2002 EQUITY INCENTIVE PLAN

   1. Purpose: The purpose of The Standard Register Company 2002 Equity Incentive Plan (the “Plan”) is to promote the best interests of The Standard Register Company (together with any successor thereto, the “Company”) and its shareholders by providing Key Employees of the Company and its Affiliates (as defined below), and certain members of the Company’s Board of Directors who are not employees of the Company, with an opportunity to acquire a, or increase their, proprietary interest in the Company. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those Key Employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company’s continued growth and financial success. Also, by encouraging stock ownership by directors, the Company seeks to attract and retain on its Board of Directors persons of exceptional competence and to furnish an added incentive for them to continue their association with the Company.

   2. Definitions: As used in the Plan, the following terms shall have the respective meanings set forth below:

Affiliate: Any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.

Award: Any Option, Stock Appreciation Right, Restricted Stock or Performance Share or other award granted under the Plan.

Award Agreement: Any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

Cause: The willful repeated or habitual misconduct of a Participant, the embezzlement or theft of corporate funds, conviction of a felony, the breach of any trade secrecy or similar statutory or contractual confidentiality provisions, the direct or indirect competition with the Company’s business or other breach of any noncompetition agreement with the Company, and/or “cause” as defined in any employment agreement to which a Participant is a party.

Change in Control: The event which shall be deemed to have occurred if any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (ii) a trustee under the John Q. Sherman Testamentary Trust or the William C. Sherman Testamentary Trust or the William C. Sherman Intervivos Trust dated December 29, 1939, becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Commission: The Securities and Exchange Commission.

Committee: The Compensation Committee of the Board of Directors of the Company (or any other committee thereof designated by such Board to administer the Plan) consisting of not less than two Independent Directors, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 and as an “outside director” under Section 162(m)(4)(C) of the Code or any successor provisions thereto.

Exchange Act: The Securities Exchange Act of 1934, as amended from time to time.

Fair Market Value: With respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

Incentive Stock Option: An option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code (or any successor provision thereto).

Independent Director: Any member of the Company’s Board of Directors who is not an employee of the Company or of any Affiliate.

Key Employee: Any officer or other key employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth or profitability of the business of the Company or any Affiliate, as determined by the Committee in its discretion.

Non-Qualified Stock Option: An option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

Option: An Incentive Stock Option or a Non-Qualified Stock Option.

Participant: A Key Employee or Independent Director designated to be granted an Award under the Plan.

Performance Period: In relation to Performance Shares, any period for which a performance goal or goals have been established.

Performance Share: Any Award granted under Section 6(d) of the Plan that will be paid out as a Share (which, in specified circumstances, may be a Share of Restricted Stock).

Permanent and Total Disability: Any medically determinable physical or mental impairment rendering an individual unable to engage in any substantial gainful activity, which disability can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Person: Any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or government or political subdivision thereof.

Released Securities: Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed or been waived.

Restricted Securities: Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions pursuant to the Plan or an Award Agreement.

Restricted Stock: Any Share granted under Section 6(c) of the Plan or, in specified circumstances, a Share paid in connection with a Performance Share under Section 6(d) of the Plan.

Rule 16b-3: Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

Shares: Shares of Common Stock of the Company, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

Stock Appreciation Right: Any right granted under Section 5(c) of the Plan.

   3. Administration: The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by the Board of Directors of the Company (the “Board”) and all references to the Committee herein shall include the Board. To the extent permitted by applicable law, the Board may delegate to another committee of the Board or to one or more senior officers of the Company any or all of the authority and responsibility of the Committee with respect to the Plan, other than with respect to Participants who are subject to Section 16 of the Exchange Act. To the extent that the Board has delegated to such other committee or one or more officers the authority and responsibility of the Committee, all references to the Committee herein shall include such other committee or one or more officers.

   Subject to the terms of the Plan and applicable laws and without limitation by reason of enumeration, the Committee shall have full discretionary power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards granted to Participants; (iv) determine the terms and conditions of any Award granted to a Participant; (v) determine whether, to what extent and under what circumstances Awards granted to Participants may be settled or exercised in cash, Shares, other securities, other Awards or other property, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards and other amounts payable with respect to an Award granted to Participants under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time or from time to time, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any employee of the Company or of any Affiliate.

   4. Shares Available for Award:

(a) Total Shares Available. Subject to adjustment as provided in Section 4(c):

(i) Number of Shares Available. The number of Shares with respect to which Awards may be granted under the Plan shall be 3,500,000, subject to the limitations set forth in Section 6(c)(i) and subject to the other provisions of this Section 4. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an option otherwise terminates, expires or is cancelled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan.

(ii) Accounting for Awards. The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

(iii) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares and/or treasury Shares.

(b) Individual Limitation. The maximum number of Shares with respect to which Awards may be granted under this Plan to any Key Employees who are subject to Section 162(m) of the Code shall be 100,000 in any fiscal year of the Company; provided, however, that in the event of a grant made to such a Key Employee upon such Key Employee’s initial hiring by the Company, such limitation shall be 200,000 Shares.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the grant, purchase or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code (or any successor provision thereto); and provided further that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

   5. Eligibility: Any Key Employee, including any executive officer or employee-director of the Company or of any Affiliate, and any Independent Director, shall be eligible to be designated a Participant.

   6. Awards:

(a) Option Awards. The Committee is hereby authorized to grant Options to Key Employees and Independent Directors upon the terms and conditions set forth below and such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine in its discretion; provided, however, that Independent Directors may not be granted Incentive Stock Options.

(i) Exercise Price. The exercise price per share of an Option granted pursuant to this Section 6(a) shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Upon exercise of an Option, the exercise price shall be payable in cash or, unless otherwise provided by the Committee in the Award Agreement, by the surrender of Shares previously owned by the Participant or the withholding of Shares to be issued upon the exercise of the Option, or in any combination thereof, or in such other form as the Committee may authorize from time to time. All such Shares so surrendered or withheld shall be valued at their Fair Market Value on the date of surrender or withholding.

(ii) Option Term. The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

(iii) Exercisability. An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee; provided, however, that regardless of any other exercise or vesting period specified in any Award Agreement with respect to any Option, each Option granted under the Plan shall become immediately exercisable in full for the remainder of the Option term automatically upon the occurrence of a Change in Control (except in the case of an Incentive Stock Option, as to which such acceleration shall not occur without the Participant’s written consent.

(iv) Termination of Options. An Option will terminate as follows:

A. Upon exercise or expiration by its term.

B. Upon termination of employment or status as an Independent Director of a Participant for Cause, all Options then held by such Participant shall immediately terminate. Except as provided in Subsections 6(a)(iv) D and E, upon termination of employment or status as an Independent Director for reasons other than Cause, the then-exercisable portion of any Option will terminate on the 90th day after the date of termination, and the portion of any Option not then exercisable will terminate on the date of termination of employment or status as an Independent Director. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be a termination of employment.

C. Subject to any limitation imposed by Section 422 of the Code, all Incentive Stock Options which have been outstanding for at least 12 months will vest in their entirety and be exercisable for the full number of shares called for by the Option upon termination of employment if such termination is due to retirement in accordance with the Company’s normal retirement policy after age 62, death, or upon the occurrence of a Permanent and Total Disability.

D. All Nonqualified Stock Options shall continue to vest and be exercisable after termination of employment in accordance with the terms upon which they were originally granted if such termination of employment is due to retirement in accordance with the Company’s normal retirement policy after age 62, death, or upon the occurrence of a Permanent and Total Disability.

E. If a Participant holding an Option dies or becomes subject to a Permanent and Total Disability while employed by the Company or within 90 days after termination of employment for reasons other than Cause, such Option may be exercised, to the extent exercisable of the date of the occurrence of the event which triggers the operation of this paragraph, at any time within one year after the date of termination of employment of such Participant, by the estate or guardian of such person or by those persons to whom the Option may have been transferred by will or by the laws of descent and distribution.

F. If a Participant holding an Option violates any terms of any written employment or noncompetition agreement between the Company and the Eligible Employee, all existing Options held by such Employee will terminate. In addition, if at the time of any such violation the Participant has exercised Options but has not yet received certificates for the Shares to be issued, the Company may void the Option and its exercise. Any such action by the Company shall be in addition to any other rights or remedies available to the Company in such circumstances.

(v) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code (or any successor provision thereto) and any regulations promulgated thereunder. Notwithstanding any provision in the Plan to the contrary, no Incentive Stock Option may be granted hereunder after the tenth anniversary of the adoption of the Plan by the Board.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Key Employees and Independent Directors. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participant will be paid in cash, Shares, other securities, other Awards, or other property or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee in its discretion; provided, however, that regardless of any other exercise or vesting period specified in any Award Agreement with respect to any Stock Appreciation Right, each Stock Appreciation Right granted under the Plan shall become immediately exercisable in full for the remainder of the Stock Appreciation Right term automatically upon the occurrence of a Change in Control. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock Awards.

(i) Issuance. The Committee is hereby authorized to grant Awards of Restricted Stock to Key Employees and Independent Directors.

(ii) Restrictions. Shares of Restricted Stock granted to Participants shall be subject to such restrictions as the Committee may impose in its discretion (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate in its discretion; provided, however, that regardless of any other vesting or restriction period specified in any Award Agreement with respect to any Restricted Stock, each Share of Restricted Stock granted under the Plan shall become a Released Security automatically upon the occurrence of a Change in Control.

(iii) Registration. Any Restricted Stock granted under the Plan to a Participant may be evidenced in such manner as the Committee may deem appropriate in its discretion, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv) Payment Of Restricted Stock. At the end of the applicable restriction period relating to Restricted Stock granted to a Participant, one or more stock certificates for the appropriate number of Shares of Released Securities, free of restrictions imposed under the Plan and the Award Agreement, shall be delivered to the Participant or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

(v) Forfeiture. Except as otherwise determined by the Committee in its discretion, upon termination of employment or status as an Independent Director of a Participant (as determined under criteria established by the Committee in its discretion) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction under the Plan or an Award Agreement shall be forfeited by the Participant; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participant.

(d) Performance Share Awards.

(i) Issuance. The Committee is hereby authorized to grant Awards of Performance Shares to Key Employees and Independent Directors.

(ii) Performance Goals and Other Terms. The Committee shall determine in its discretion the Performance Period, the performance goal or goals to be achieved during any Performance Period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels, the restrictions applicable to Shares of Restricted Stock received upon payment of Performance Shares (if Performance Shares are paid in such manner), and any other terms, conditions and rights relating to a grant of Performance Shares; provided, however, that regardless of any other requirements or restrictions specified in any Award Agreement with respect to any Performance Share, each Performance Share granted under the Plan shall become immediately payable in full (assuming the maximum performance goal and any other requirements have been fully satisfied) automatically upon the occurrence of a Change in Control. Performance goals established by the Committee may be based on one or more measures such as return on shareholders’ equity, earnings or any other standard or standards deemed relevant by the Committee, measured internally or relative to other organizations and before or after extraordinary items.

(iii) Rights and Benefits During the Performance Period. The Committee may provide that, during a Performance Period, a Participant shall be paid cash amounts, with respect to each Performance Share held by such Participant, in the same manner, at the same time, and in the same amount paid, as a cash dividend on a Share. Participants shall have no voting rights with respect to Performance Shares held by them.

(iv) Adjustments with Respect to Performance Shares. Any other provision of the Plan to the contrary notwithstanding, the Committee may in its discretion at any time or from time to time adjust performance goals (up or down) and minimum or full performance levels (and any intermediate levels and proportion of payments related thereto), adjust the manner in which performance goals are measured, or shorten any Performance Period or waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock issued in payment of Performance Shares, if the Committee determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company’s accounting policies, acquisitions or dispositions by the Company or its Affiliates, or the occurrence of other unusual, unforeseen or extraordinary events, so warrant.

(v) Payment of Performance Shares. As soon as is reasonably practicable following the end of the applicable Performance Period, one or more certificates representing the number of Shares equal to the number of Performance Shares payable shall be registered in the name of and delivered to the Participant; provided, however, that any Shares of Restricted Stock payable in connection with Performance Shares shall, pending the expiration, lapse, or waiver of the applicable restrictions, be evidenced in the manner as set forth in Section 6(c)(iii) hereof.

(e) Other Awards.

(i) Other Stock-Based Awards. Other awards, valued in whole or in part by reference to, or otherwise based on, Shares may be granted either alone or in addition to or in conjunction with other Awards for such consideration, if any, and in such amounts and having such terms and conditions as the Committee may determine.

(ii) Other Benefits. The Committee shall have the right to provide types of benefits under the Plan in addition to those specifically listed if the committee believes that such benefits would further the purposes for which the Plan was established.

(f) General.

(i) No Consideration for Awards. Awards shall be granted to Participants for no cash consideration unless otherwise determined by the Committee.

(ii) Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement in such form or forms (consistent with the terms of the Plan) as shall have been approved by the Committee. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(iii) Awards May be Granted Separately or Together. Awards to Participants under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to, or in tandem with, other Awards, or in addition to, or in tandem with, awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award to a Participant may be made in such form or forms as the Committee shall determine, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee in its discretion. Such rules and procedures may include, without limitation, provision for the payment or crediting of interest on installment or deferred payments.

(v) Limits on Transfer of Awards. No Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participant at the discretion of the Committee may be entitled, in the manner established by the Committee, (A) to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participant or (B) to transfer any Award. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached or otherwise, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Term of Awards. Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii) Share Certificates; Representation. In addition to the restrictions imposed pursuant to Section 6(c) and Section 6(d) hereof, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Commission, the New York Stock Exchange or any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, rules and regulations and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant or other Person who acquires Shares under the Plan by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(viii) Requirement of Notification of Election Under Section 83(b) of the Code. If a Participant, in connection with the acquisition of Shares under the Plan, is permitted to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amount specified in Code Section 83(b) notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

(ix) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares issued pursuant to the exercise of Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(x) Termination for Cause. In the event of the termination of the employment, directorship (as applicable) of a Participant that is for Cause, any Award held by such Participant, to the extent not theretofore exercised, shall forthwith terminate. If within one year of a Participant’s exercise, vesting or realization of income with respect to any Award, such Participant is terminated for cause (or if still employed by the Company or serving as an Independent Director, engages in any activity that would constitute a basis for a termination for Cause), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction from any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

(xi) Change of Status. Awards shall not be affected by any change of employment or directorship (as applicable) so long as the Participant continues to be an employee or Independent Director (as applicable) of the Company or an Affiliate. The Award Agreement may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence.

(xii) Waiver of Conditions. The Committee may in whole or in part, waive any conditions or other restrictions with respect to any award.

   7. Amendment and Termination of the Plan; Correction of Defects and Omissions

(a) Amendments To And Termination Of The Plan. The Board may at any time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that shareholder approval of any amendment of the Plan shall also be obtained if otherwise required by: (i) the Code or any rules promulgated thereunder (in order to allow for Incentive Stock Options to be granted under the Plan); (ii) the quotation or listing requirements of the New York Stock Exchange or any securities exchange or market on which the Shares are then traded or listed (in order to maintain the quotation or the listing of the Shares thereon); or (iii) the amendment proposes to increase the number of shares available under the Plan. To the extent permitted by applicable law and subject to such shareholder approval as may be required above, the Committee may also amend the Plan, provided that any such amendments shall be reported to the Board. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

(b) Correction of Defects, Omissions and Inconsistencies. The Committee may in its discretion correct any defect, supply any omission or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

   8. General Provisions:

(a) No Rights To Awards. No Key Employee, Independent Director, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Independent Directors, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Withholding. No later than the date as of which an amount first becomes includable in the gross income of a Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards to Participants under the Plan may be settled with Shares previously owned by the Participant. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Rights and Status of Recipients of Awards. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as an Independent Director of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. Except for rights accorded under the Plan and under any applicable Award Agreement, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder. Notwithstanding any other provisions of this Plan, in no event will the continuation of the term of any Award beyond the date of termination of a Participant’s employment or status as an Independent Director allow the Participant, or his or her beneficiaries or heirs, to accrue additional rights under the Plan, or to acquire more Shares under an Award, than could have been accrued or acquired on the day of termination, except to the extent permitted under Section 6(a)(iv)(D) hereof or as a result of a Change in Control.

(e) Unfunded Status of The Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or the Committee and any Participant or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

(f) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Ohio and applicable federal law.

(g) Severability. If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

(h) No Fractional Shares. No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

   9. Effective Date of the Plan: The Plan shall be effective on the date the Plan is adopted by the Board, subject, however, to the approval of the Plan by the Company’s shareholders within 12 months following the date of adoption of the Plan by the Board.

   10. Term of the Plan: No Award shall be granted under the Plan following the tenth anniversary of its effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date and, to the extent set forth in the Plan, the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Exhibit B

First Amendment to The Standard Register Company

Management Incentive Compensation Plan

   This First Amendment to The Standard Register Company Management Incentive Compensation Plan (“Plan”) is made effective this 13th day of December, 2001, provided that the shareholder approval required in Section XV of the Plan is obtained.

   WHEREAS, The Standard Register Company (“Company”) adopted the Plan effective January 1, 1997; and

   WHEREAS, the Plan provides that it may be amended by action of the Company Board of Directors, subject to approval by the affirmative vote of a majority of the votes cast by the holders of the voting securities of the Company represented at a meeting and entitled to vote thereon; and

   WHEREAS, the Company has determined it would be advisable to amend the Plan.

   NOW THEREFORE, the Plan is amended as follows:

   Article IX( c) is deleted and the following is substituted therefor:

   IX (c) Performance Goals. The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following: earnings per share, market share, stock price, sales, reduction of costs, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, operating and maintenance cost management, measures of employee commitment, engagement and development, and such other measures as the Committee determines are appropriate; provided, however, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code. Such Performance Goals also may be based on the attainment of levels of performance of the Company and/or any Affiliates under one or more other measures described above relative to the performance of other corporations.

   In all other respects the Plan is ratified and confirmed.

B-1

THE STANDARD REGISTER COMPANY 600 ALBANY STREET P.O. BOX 1167 DAYTON, OH 45408	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Standard Register Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: STNDRD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THE STANDARD REGISTER COMPANY

     Vote On Directors

     1      Election of Directors

(01) Roy W. Bagley, Jr. (02) F. David Clarke, III (03) Paul H. Granzow (04) Graeme G. Keeping	(05) Dennis L. Rediker (06) Ann Scavullo (07) John J. Schiff, Jr. (08) John O. Sherman, II	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

For                    Against                  Abstain

     Vote On Proposals

2.	Proposal to adopt The Standard Register 2002 Equity Incentive Plan.	☐	☐	☐

3.	Proposal to amend The Management Incentive Compensation Plan.	☐	☐	☐

4.	Proposal to approve Battelle & Battelle LLP, Certified Public Accountants, as the independent auditors of the Company.	☐	☐	☐

5.	According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those described above.

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please be sure to sign and date this Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date	Spouse (Joint Owners) DATE

THE STANDARD REGISTER COMPANY

Proxy for Annual Meeting of Shareholders — April 17, 2002
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of The Standard Register Company (the “Company”) hereby appoints DENNIS L. REDIKER and PAUL H. GRANZOW (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 17, 2002, and at any adjournments hereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE, THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

ADDRESS CHANGE/COMMENTS:

(IF YOU NOTED AN ADDRESS CHANGE/COMMENTS ABOVE, PLEASE CHECK APPROPRIATE BOX ON THE REVERSE SIDE.)